(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees

Voya Variable Portfolios, Inc., Voya Balanced Portfolio, Inc., Voya Variable Funds, Voya Government Money Market Portfolio, and Voya Intermediate Bond Portfolio

We consent to the use of our report dated February 14, 2017, with respect to the financial statements of Voya Index Plus LargeCap Portfolio, Voya Index Plus MidCap Portfolio, and Voya Index Plus SmallCap Portfolio, each a series of Voya Variable Portfolios, Inc., incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

We also consent to the use of our report dated February 23, 2017, with respect to the financial statements of Voya Global Equity Portfolio (formerly, Voya Global Value Advantage Portfolio) and Voya Small Company Portfolio, each a series of Voya Variable Portfolios, Inc., Voya Balanced Portfolio, a series of Voya Balanced Portfolio, Inc., Voya Growth and Income Portfolio, a series of Voya Variable Funds, Voya Government Money Market Portfolio (formerly, Voya Money Market Portfolio), a series of Voya Government Money Market Portfolio, and Voya Intermediate Bond Portfolio, a series of Voya Intermediate Bond Portfolio, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 26, 2017